Exhibit 10.13

FIRST FARMERS AND MERCHANTS NATIONAL BANK
DIRECTOR SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is made effective this            day of                      (the “Effective Date”), by and between First Farmers and Merchants National Bank (the “Bank”), a national banking association located in Columbia, Tennessee and                      (the “Director”).  This Agreement shall append the Split Dollar Endorsement entered into on                               , 2002, by and between the aforementioned parties, intending to be legally bound hereby.

INTRODUCTION

To encourage the Director to continue to serve on the Board of Directors of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy on the Director’s life.  The Bank will pay life insurance premiums from its general assets.

Article 1
General Definitions

The following terms shall have the meanings specified:

1.1           “Change in Control of the Corporation” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not the Corporation is registered under Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities; or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

1.2           “Code” means the Internal Revenue Code of 1986, as amended.

1.3           “Corporation” means First Farmers & Merchants Corporation.

1.4           “Insured” means the Director.

1.5           “Insurer” means Clarica Life Insurance Company or its successor thereto.

1.6           “Policy” means insurance policy # 656894 issued by the Insurer.

1.7           “Termination of Service” means the Director ceasing to be a member of the Board of Directors of the Bank or the Corporation for any reason other than death.

Article 2
Policy Ownership/Interests

2.1           Bank Ownership.  The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership.  The Bank shall be the direct beneficiary of the death proceeds of the Policy remaining after the Director’s interest is determined according to Section 2.2 below.

2.2           Director’s Interest.  Subject to the provisions of Article 4, the Director shall have the right to designate the beneficiary of $100,000 of death proceeds.  The Director shall also have the right to elect and change settlement options that may be permitted.

2.3           Comparable Coverage.  Upon execution of this Agreement, the Bank shall maintain the Policy in full force and effect and in no event shall the Bank amend, terminate or otherwise abrogate the Director’s interest in the Policy.  However, the Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement.  The Policy or any comparable policy shall be subject to the claims of the Bank’ creditors.

2.4           Option to Purchase.  The Bank shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Director or the Director’s transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention.  The purchase price shall be an amount equal to the cash surrender value of the Policy.  This provision shall not apply if this Agreement has terminated pursuant to Article 4.

Article 3
Premiums

3.1           Premium Payment.  The Bank shall pay any premiums due on the Policy.

3.2           Imputed Income.  The Bank shall impute income to the Director in an amount equal to the annual cost of current life insurance protection on the life of the Director measured by the lesser of the Table 2001 rate set forth in Notice 2002-8 (or the corresponding applicable provision of any later Revenue Ruling) or the Insurer’s current published premium rate for annually renewable term insurance for standard risks; provided that the Insurer’s current published premium rate meets the limitations set forth in Notice 2001-10 (or the corresponding applicable provision of any later Revenue Ruling.) The Corporation will provide each Director with an annual statement of the amount of income reportable by the Director for federal and state income tax purposes as a result of such imputed income.

Article 4
Forfeiture of Benefit

4.1           Excess Parachute or Golden Parachute Payment.  If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Director has the right to receive from the Corporation, would constitute a “parachute payment”

under Section 280G of the Code, the payments and benefits pursuant to this Agreement shall be reduced, in the manner determined by the Director, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under this Agreement being non-deductible to the Corporation pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

4.2           Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Corporation shall not pay any benefit under this Agreement, if the Corporation terminates the Director’s service for cause.  Termination of the Director’s service for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement.  For purposes of this paragraph, no act or failure to act on the Director’s part shall be considered “willful” unless done, or omitted to be done, by the Director not in good faith and without reasonable belief that the Director’s action or omission was in the best interest of the Corporation.

4.3           Removal.  Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement shall be forfeited if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

4.4           Competition After Termination of Service.  The Director shall forfeit his right to his split dollar benefit if the Director, without the prior written consent of the Corporation, violates the following described restrictive covenants.

4.4.1        Non-compete Provision.  The Director shall not, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly traded company):

(i)                                   become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Director’s responsibilities will include providing banking or other financial services within the twenty-five (25) miles of any office maintained by the Corporation as of the date of the termination of the Director’s service;

(ii)                                participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Corporation as of the date of termination of the Director’s service;

(iii)                             assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Corporation or transaction involving the Corporation;

(iv)                              sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Corporation (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Director or the Corporation, to the knowledge of the Director provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Director’s service;

(v)                                 divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Corporation, to the knowledge of the Director, including, but not limited to, the names and addresses of customers or prospective customers, of the Corporation, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Corporation or any of its subsidiaries, earnings or other information concerning the Corporation.  The restrictions contained in this subparagraph (v) apply to all information regarding the Corporation, regardless of the source who provided or compiled such information.  Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Director.

4.4.2        Judicial Remedies.  In the event of a breach or threatened breach by the Director of any provision of these restrictions, the Director recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Corporation, and further recognizes that in such event monetary damages may be inadequate to fully protect the Corporation.  Accordingly, in the event of a breach or threatened breach of this Agreement, the Director consents to the Corporation entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Corporation’s rights hereunder and preventing the Director from further breaching any of his obligations set forth herein.  The Director expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Corporation post a bond as a condition of obtaining any of the above-described remedies.  Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to the Corporation at law or in equity for such breach or threatened breach, including the recovery of damages from the Director.  The Director expressly acknowledges and agrees that:  (i) the restrictions set forth in Section 4.4.1 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Corporation in Section 4.4.1 hereof are necessary to protect their legitimate business interest, (iii) the restrictions set forth in Section 4.4.1 hereof will not be materially adverse to the Director’s service with the Corporation, and (iv) the Director’s agreement to observe such restrictions forms a material part of the consideration for this Agreement.

4.4.3        Overbreadth of Restrictive Covenant.  It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

4.4.4        Change in Control.  The non-compete provision detailed in Section 4.4.1 hereof shall not be enforceable if there is a Change in Control of the Corporation.

4.5           Suicide or Misstatement.  If the Director commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Director on any application for life insurance purchased by the Corporation, or any other reason, provided however that the Corporation shall evaluate the reason for the denial, and upon advice of Counsel and in its sole discretion, consider judicially challenging any denial.

Article 5
Assignment

The Director may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust.  In the event the Director transfers all of the Director’s interest in the Policy, then all of the Director’s interest in the Policy and in the Agreement shall be vested in the Director’s transferee, subject to such transferee executing agreements binding them to the provisions of this Agreement, who shall be substituted as a party hereunder and the Director shall have no further interest in the Policy or in this Agreement.

Article 6
Insurer

The Insurer shall be bound only by the terms of the Policy.  Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons.  The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement, except to the extent of any endorsement filed with the Insurer.  The Insurer shall have the right to rely on the Corporation’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Agreement.

Article 7
Claims and Review Procedures

7.1           Claims Procedure.  A Director or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1        Initiation – Written Claim.  The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

7.1.2        Timing of Bank Response.  The Bank shall respond to such claimant within 90 days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.3        Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

7.1.3.1          The specific reasons for the denial,

7.1.3.2          A reference to the specific provisions of the Agreement on which the denial is based,

7.1.3.3          A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

7.1.3.4          An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

7.1.3.5          A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2           Review Procedure.  If the Claimant is determined by the Corporation not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Corporation by filing a petition for review with the Corporation within sixty (60) days after receipt of the notice issued by the Corporation.  Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within sixty (60) days after receipt by the Corporation of the petition, the Corporation shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Corporation orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents.  The Corporation shall notify the Claimant of its decision in writing within the sixty- day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based.  If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Corporation, but notice of this deferral shall be given to the Claimant.

Article 8
Amendments and Termination

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Corporation to sign on their behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Article 9
Miscellaneous

9.1                               Administrator.  The Corporation shall be the administrator under this Agreement.  The Corporation may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.

9.2                               Administration.  The Corporation shall have powers which are necessary to administer this Agreement, including but not limited to:

9.2.1        Interpreting the provisions of the Agreement;

9.2.2        Establishing and revising the method of accounting for the Agreement;

9.2.3        Maintaining a record of benefit payments; and

9.2.4        Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

9.3                               Applicable Law.  The Agreement and all rights hereunder shall be governed by and construed according to the laws of State of Tennessee, except to the extent preempted by the laws of the United States of America.

9.4                               Binding Effect.  This Agreement shall bind the Director and the Corporation, their beneficiaries, survivors, executors, successors, administrators and transferees, and any Policy beneficiary.

9.5                               Right of Offset.  The Corporation shall have the right to offset the benefits against any unpaid obligation the Director may have with the Corporation.

9.6                               No Guarantee of Service.  This Agreement is not a contract for services.  It does not give the Director the right to remain a Director of the Corporation, nor does it interfere with the shareholders’ rights to replace the Director.  It also does not require the Director to remain a Director nor interfere with the Director’s right to terminate services at any time.

9.7                               Notice.  Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Corporation.  The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.8           Recovery of Estate Taxes.  If the Director’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Director’s estate, then the Director’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Director’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director’s gross estate.  If there is more than one person receiving such benefit, the right of recovery shall be against each such person.  In the event the beneficiary has a liability hereunder, the beneficiary may petition the Corporation for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.

9.9           Reorganization.  The Corporation shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Corporation.

9.10         Unfunded Arrangement.  The Director and beneficiary are general unsecured creditors of the Corporation for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Corporation to pay such benefits.  Any insurance on the Director’s life is a general asset of the Corporation to which the Director and beneficiary have no preferred or secured claim.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

DIRECTOR:	BANK:

FIRST FARMERS AND MERCHANTS NATIONAL BANK

By

Title

By execution hereof, First Farmers & Merchants Corporation consents to and agrees to be bound by the terms and condition of this Agreement.

ATTEST:	CORPORATION:

FIRST FARMERS & MERCHANTS CORPORATION

By

Title

SCHEDULE

TO

FIRST FARMERS AND MERCHANTS NATIONAL BANK
DIRECTOR SPLIT DOLLAR AGREEMENT

Director

Kenneth Abercrombie

James L. Bailey, Jr.

H. Terry Cook, Jr.

O. Rebecca Hawkins

Joseph W. Remke, III

T. Randy Stevens

John P. Tomlinson, III

William R. Walter

Dan C. Wheeler

David S. Williams